Exhibit 99.1

Caesars Entertainment Announces Entry into Definitive Agreements with VICI Properties for Previously Announced Asset Sales, Lease Amendments

LAS VEGAS – July 12, 2018 – Caesars Entertainment Corporation (NASDAQ: CZR) (“Caesars Entertainment” or “Caesars”) today announced it has entered into definitive purchase and sale agreements (the “Purchase Agreements”) related to the previously announced acquisition by VICI Properties Inc. (“VICI Properties” or “VICI”) of two real estate assets owned by Caesars and modifications to certain of the lease agreements between the two companies. The various strategic transactions will support Caesars’ growth strategies and continue to build on its strong working relationship with VICI.

“These agreements with VICI unlock more than $500 million in value from our real estate assets to support value-adding growth opportunities and reduce the volatility of our future rent payments, demonstrating our commitment to create value for our shareholders while maintaining financial discipline,” said Mark Frissora, President and Chief Executive Officer of Caesars Entertainment.

The Purchase Agreements provide for VICI’s acquisition of Caesars’ real estate assets associated with the Octavius Tower at Caesars Palace Las Vegas (“CPLV”) for $507.5 million in cash and Caesars’ real estate assets associated with Harrah’s Philadelphia for $82.5 million in cash. The net proceeds for the Harrah’s Philadelphia transaction reflect a purchase price reduction for the value of certain lease modifications and other aspects of the transactions. Caesars will continue to operate the Octavius Tower under the current terms of the long-term lease agreement between both companies relating to CPLV and will lease Harrah’s Philadelphia from VICI pursuant to the existing long-term lease agreement relating to other domestic properties (“Non-CPLV”). The Octavius Tower transaction closed on July 11, 2018, and proceeds from the transaction will support the closing of Caesars’ acquisition of Centaur Holdings, LLC expected to take place in mid-July.

In connection with the Harrah’s Philadelphia transaction, Caesars and VICI will consummate certain lease modifications to the CPLV and Non-CPLV leases. The modifications are intended to bring the lease terms into alignment with other market precedents and the long-term performance of the properties. This will result in near-term increases in rent for VICI as well as the addition of new assets, while moderating changes to Caesars’ long-term rent payments and potential significant volatility in Caesars’ rent payments to VICI. The modifications are also expected to create additional flexibility to facilitate Caesars’ development ambitions on the East Side of the Las Vegas Strip by removing certain impediments associated with those plans. The Harrah’s Philadelphia transaction and lease modifications are expected to close during the fourth quarter of 2018, subject to customary closing conditions and government and third party approvals.

About Caesars Entertainment Corporation

Caesars Entertainment is the world’s most diversified casino-entertainment provider and the most geographically diverse U.S. casino-entertainment company. Since its beginning in Reno, Nevada, in 1937, Caesars Entertainment has grown through development of new resorts, expansions and acquisitions and its portfolio of subsidiaries now operate 47 casinos in 13 U.S. states and five countries. Caesars Entertainment’s resorts operate primarily under the Caesars®, Harrah’s® and Horseshoe® brand names. Caesars Entertainment’s portfolio also includes the Caesars Entertainment UK family of casinos. Caesars Entertainment is focused on building loyalty and value with its guests through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership. Caesars Entertainment is committed to environmental sustainability and energy conservation and recognizes the importance of being a responsible steward of the environment. For more information, please visit www.caesars.com.

Forward-Looking Statements

This release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts and by the use of words such as “expect,” “intend,” “plan,” “potential,” and “will,” or the negative or other variations thereof or comparable terminology. These forward-looking statements are based on current expectations and projections about future events.

You are cautioned that forward-looking statements are not guarantees of future performance and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual results may differ materially from that expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the fact that the transactions contemplated by this release may not be consummated on the terms contemplated or at all as they are conditioned upon receipt of regulatory approvals, counterparty lender and holder consents, other third-party approvals and other conditions, and may include other factors described from time to time in Caesars’ and VICI’s reports filed with the SEC.

You are cautioned to not place undue reliance on these forward-looking statements, which speak only as of the date of this document. Caesars and VICI undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, except as required by law.

Contacts:

Investor:

Joyce Arpin

(702) 880-4707

Media:

Stephen Cohen

(212) 886-9332

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